FOR IMMEDIATE RELEASE


        Cendant Corporation Announces Preliminary Agreement in Principle
                  To Settle PRIDES Securities Class Action Suit
                        For Holders as of April 15, 1998


            Settlement Not Expected to Reduce 1999 Earnings Per Share

           Non-Cash Settlement in Form of Tradeable Rights Securities

                   Cendant Would Record Estimated $350 Million
     Before Tax ($220 Million After Tax, or $0.26 per Share) Charge in 4Q98

         Agreement is Subject to Final Documentation and Court Approval


     NEW YORK, NY - January 7, 1999 - Cendant Corporation (NYSE:CD) announced today that it has reached a preliminary agreement in principle with plaintiffs' counsel representing the class of holders of its PRIDES securities who purchased their securities on or prior to April 15, 1998 to settle their class action lawsuit against the company.

     Under the agreement only persons who owned Income or Growth PRIDES ("PRIDES") at the close of business on April 15, 1998 will be eligible to receive a new additional "Right" for each PRIDES security held. Current holders of PRIDES will not receive any Rights (unless they also held PRIDES on April 15, 1998).





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     If the potential  settlement proceeds as contemplated,  Cendant will record an after tax charge of approximately $220 million, or $0.26 per share, ($350 million pre-tax) in the fourth quarter of 1998. The Company will record an increase in Shareholders' Equity of $350 million as a result of the prospective issuance of the Rights. As a result, the potential settlement should not reduce the Company's net book value. In addition it is not expected to reduce 1999 earnings per share.
     For a period beginning upon distribution of the Rights and concluding upon expiration of the Rights, Cendant will issue a New Income PRIDE or a New Growth PRIDE to any person who delivers a Right and an existing Income or Growth PRIDE security ("New PRIDES").
     The terms of the New PRIDES will be the same as the original PRIDES except that the associated common shares will be increased to lower the conversion price from the current range of $37 to $48 to a range determined immediately prior to the distribution of the rights so that, based upon an agreed upon valuation mechanism, the market value of each new PRIDE will exceed the value of the original PRIDE by $11.71, or, in the aggregate, approximately $350 million.


     The effect of this non-cash settlement in the form of a Rights issuance is expected to be to distribute, based upon current market prices, approximately 17 million shares upon the PRIDES conversion in February, 2001 which represents approximately 2% more shares than are currently outstanding.

     Rights will be distributed to holders (who do not opt out of the class) on the later of (a) immediately following final court approval of the proposed settlement; and (b) Cendant's being informed by the Securities and Exchange Commission that a registration statement covering New Income PRIDES and New Growth PRIDES, as discussed below, is effective.

     Application will be made to list Rights for trading on the NYSE or NASDAQ, and a "when issued" market is expected to be established. The rights will trade for a period of 60 days, after which they will expire.

     There is no assurance that a definitive agreement will be reached and any such agreement is subject to court approval and will be subject to certain conditions. There can be no assurance that the court will approve the agreement or that the conditions contained in any definitive agreement will be fulfilled.

     Statements  about  future  results  made in  this  release  may  constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Prospectus Supplement dated November 24, 1998.

     Cendant is one of the world's foremost providers of consumer and business services. The Company operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental




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car agencies  worldwide;  the largest provider of vacation exchange services;  a leading fleet  management  company;  the UK's largest private car park operator;
and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. The Company has more than 35,000 employees and operates in over 100 countries.


Media Contact:                                               Investor Contacts:
Elliot Bloom                                                 Denise Gillen
973-496-8414                                                 973-496-7303
                                                             Sam Levenson
                                                             973-496-5023


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